Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIDAY, SEPTEMBER 4, 2020

HURCO REPORTS PROFITABLE RESULTS FOR THIRD QUARTER OF FISCAL 2020

INDIANAPOLIS, INDIANA - September 4, 2020 -- Hurco Companies, Inc. (Nasdaq: HURC) today reported results for the third fiscal quarter ended July 31, 2020. Hurco recorded net income of $2,162,000, or $0.32 per diluted share, for the third quarter of fiscal 2020, compared to net income of $3,491,000, or $0.51 per diluted share, for the corresponding period in fiscal 2019. For the nine months year to date fiscal 2020, Hurco reported a net loss of $2,658,000, or $(0.39) per diluted share, compared to net income of $15,397,000, or $2.24 per diluted share, for the corresponding period in fiscal 2019.

Sales and service fees for the third quarter of fiscal 2020 were $45,382,000, a decrease of $13,119,000, or 22%, compared to the corresponding prior year period, and included a favorable currency impact of $111,000, or less than 1%, when translating foreign sales to U.S. dollars for financial reporting purposes. Sales and service fees for the third quarter of fiscal 2020 improved by $8,256,000, or 22%, from the second quarter of fiscal 2020 ($37,126,000), and by $1,722,000, or 4%, from the first quarter of fiscal 2020 ($43,660,000), as COVID-19 stay-at-home shelter orders began to lift globally during the third quarter of fiscal 2020. Sales and service fees for the nine months year to date of fiscal 2020 were $126,168,000, a decrease of $77,220,000, or 38%, compared to the corresponding period in fiscal 2019, and included an unfavorable currency impact of $645,000, or less than 1%, when translating foreign sales to U.S. dollars for financial reporting purposes.

Michael Doar, Chief Executive Officer, stated, “This fiscal year, specifically the COVID-19 pandemic, has tested our strength of preparedness. We believe our recent results demonstrated that our ability to weather both unpredictable changes and industry cycles remains a critical part of our sustained success. Upon observing in fiscal 2019 the potential for softness in certain key markets, we developed and implemented strategies designed to maintain the strength of our balance sheet amid anticipated levels of reduced revenue and demand, including proactive cost reduction plans and delays in non-critical discretionary spending and capital expenditures. While the COVID-19 pandemic forced us to accelerate some of these initiatives, we believe our preparedness allowed us to navigate the last three quarters well – returning to profitability this quarter after abrupt and dramatic declines in economic and market activity.  In addition to returning to profitability quickly, our disciplined approach to balance sheet management permitted us to do so while continuing to return value to shareholders through dividends and share repurchases. No one knows for certain what the future holds in the midst of a global pandemic, but, to me, our return to profitability so quickly after unprecedented cyclicality confirms that our customers understand our value proposition, our employees remain committed to serve our customers, and our long-term strategic focus on the financial strength of the company and fundamental business principles remain critical to our sustained success.”

The following table sets forth net sales and service fees by geographic region for the third quarter and nine months ended July 31, 2020 and 2019 (dollars in thousands):

	Three Months Ended				Nine Months Ended
	July 31,				July 31,
	2020	2019	$ Change	% Change	2020	2019	$ Change	% Change
Americas	$17,870	$21,044	$(3,174)	-15%	$52,045	$74,030	$(21,985)	-30%
Europe	19,538	30,363	(10,825)	-36%	54,359	104,178	(49,819)	-48%
Asia Pacific	7,974	7,094	880	12%	19,764	25,180	(5,416)	-22%
Total	$45,382	$58,501	$(13,119)	-22%	$126,168	$203,388	$(77,220)	-38%

Sales in the Americas for the third quarter and nine months of fiscal 2020 decreased by 15% and 30%, respectively, compared to the corresponding periods in fiscal 2019, primarily due to a reduced volume of shipments of Hurco, Milltronics and Takumi machines. The reductions in shipment volume were mainly attributable to government-mandated stay-at-home or shelter orders imposed across the region for portions of the second and third quarters of fiscal 2020. Additionally, sales in the Americas in the first half of fiscal 2019 benefitted from strong demand and backlog coming off fiscal 2018, a record sales year for Hurco.

European sales for the third quarter and nine months of fiscal 2020 decreased by 36% and 48%, respectively, compared to the corresponding periods in fiscal 2019, and included a currency impact of less than 1%, when translating foreign sales to U.S. dollars for financial reporting purposes. The decreases in European sales for the third quarter and nine months of fiscal 2020 were primarily attributable to a reduced volume of shipments of Hurco and Takumi machines and a decrease in sales of electro-mechanical components and accessories manufactured by our wholly-owned Italian subsidiary, LCM Precision Technology S.r.l (“LCM”). Similar to the Americas, the reductions in shipment volume were mainly driven by government-mandated COVID-19 stay-at-home or shelter orders or other similar operating restrictions imposed across the region during portions of the second and third quarters of fiscal 2020. Additionally, sales in Europe during the first half of fiscal 2019 benefitted from higher demand and backlog coming off fiscal 2018, the recent peak of the European market, particularly for Germany.

Asian Pacific sales for the third quarter of fiscal 2020 increased by 12%, compared to the corresponding period in fiscal 2019, and included a negative currency impact of less than 1%, when translating foreign sales to U.S. dollars for financial reporting purposes. The year-over-year improvement in Asian Pacific sales for the third quarter resulted from increased sales in China and Southeast Asia for Hurco and Takumi machines as many countries in the region eased government-mandated COVID-19 stay-at-home or shelter orders. Asian Pacific sales for the nine months of fiscal 2020 decreased by 22%, compared to the corresponding period in fiscal 2019, and included a negative currency impact of less than 1%, when translating foreign sales to U.S. dollars for financial reporting purposes. The year-over-year decrease in Asian Pacific sales for the nine months primarily resulted from a reduction in the volume of shipments of Hurco vertical milling machines in all Asian Pacific regions, as many customers were negatively impacted by government-mandated COVID-19 stay-at-home orders or similar operating restrictions for the first six months of fiscal 2020.

Orders for the third quarter of fiscal 2020 were $36,091,000, a decrease of $16,891,000, or 32%, compared to the corresponding period in fiscal 2019, and included a favorable currency impact of $218,000, or less than 1%, when translating foreign orders to U.S. dollars. Orders for the nine months year to date of fiscal 2020 were $118,223,000, a decrease of $69,973,000, or 37%, compared to the corresponding period in fiscal 2019, and included an unfavorable currency impact of $369,000, or less than 1%, when translating foreign orders to U.S. dollars.

The following table sets forth new orders booked by geographic region for the third quarter and nine months ended July 31, 2020 and 2019 (dollars in thousands):

	Three Months Ended				Nine Months Ended
	July 31,				July 31,
	2020	2019	$ Change	% Change	2020	2019	$ Change	% Change
Americas	$16,315	$19,749	$(3,434)	-17%	$50,400	$64,747	$(14,347)	-22%
Europe	14,155	27,035	(12,880)	-48%	51,476	97,185	(45,709)	-47%
Asia Pacific	5,621	6,198	(577)	-9%	16,347	26,264	(9,917)	-38%
Total	$36,091	$52,982	$(16,891)	-32%	$118,223	$188,196	$(69,973)	-37%

Orders in the Americas for the third quarter and nine months of fiscal 2020 decreased by 17% and 22%, respectively, compared to the corresponding periods in fiscal 2019, primarily due to decreased customer demand for Hurco, Milltronics and Takumi machines during the COVID-19 pandemic. Orders in the Americas of $16,315,000 for the third quarter of fiscal 2020 reflected a slight improvement over second quarter orders of $15,924,000, but were still lower than the pre-pandemic first quarter order level of $18,162,000.

European orders for the third quarter and nine months of fiscal 2020 decreased by 48% and 47%, respectively, compared to the corresponding prior year periods, and included a currency impact of less than 1%, when translating foreign orders to U.S. dollars. The decreases in orders were driven primarily by decreased customer demand for Hurco and Takumi machines, and a decrease in sales of electro-mechanical components and accessories manufactured by LCM, during the COVID-19 pandemic. Although European orders of $14,155,000 for the third quarter of fiscal 2020 were lower than the $15,575,000 of orders in the second quarter of fiscal 2020 and the $21,746,000 of orders in the first quarter of fiscal 2020, machine unit orders for the third quarter improved from the second quarter (particularly in the United Kingdom), but had not returned to first quarter unit order levels and reflected a higher mix of our entry level VM series machines.

Asian Pacific orders for the third quarter and nine months of fiscal 2020 decreased by 9% and 38%, respectively, compared to the corresponding prior year periods, and included an unfavorable currency impact of less than 1%, when translating foreign orders to U.S. dollars. The decreases in Asian Pacific orders were driven primarily by a reduction in customer demand for Hurco machines during the COVID-19 pandemic in China, India and Southeast Asia, and for Takumi vertical and bridge mill machines in China.

Gross profit for the third quarter of fiscal 2020 was $11,069,000, or 24% of sales, compared to $17,189,000, or 29% of sales, for the corresponding prior year period. Gross profit for the nine months of fiscal 2020 was $26,937,000, or 21% of sales, compared to $60,968,000, or 30% of sales, for the corresponding prior year period. The decreases in gross profit as a percentage of sales were primarily due to lower sales across all sales regions, particularly the European sales region where we typically sell higher-priced, higher-performance machines, competitive pricing pressures on a global basis due to excess inventory levels and the negative impact of fixed costs leveraged against lower sales and production volumes. Gross profit for the third quarter of fiscal 2020 of $11,069,000, or 24% of sales, improved from second quarter of fiscal 2020 gross profit of $6,709,000, or 18% of sales, and first quarter of fiscal 2020 gross profit of $9,159,000, or 21% of sales, reflecting the impact of increased sales volume, particularly in Europe where we sell more higher-performance machines, and cost reductions implemented in the first six months of the fiscal year to improve the leverage of fixed costs.

Selling, general and administrative expenses for the third quarter of fiscal 2020 were $9,627,000, or 21% of sales, compared to $12,592,000, or 22% of sales, for the corresponding period in fiscal 2019, and included an unfavorable currency impact of $52,000, when translating foreign expenses to U.S. dollars for financial reporting purposes. Selling, general and administrative expenses as a percent of sales trended downward to 21% in the third quarter of fiscal 2020, from 29% in the second quarter of fiscal 2020, and 25% in the first quarter of 2020, reflecting the implementation of cost reduction plans, including changes in employee headcount, decreases in incentive and performance compensation, and reductions in other discretionary spending, partially offset by increased operating expenses associated with ProCobots LLC, the U.S.-based automation integration business acquired by Hurco in the fourth quarter of fiscal 2019. Selling, general and administrative expenses for the nine months of fiscal 2020 were $31,072,000, or 25% of sales, compared to $40,617,000, or 20% of sales, for the corresponding period in fiscal 2019, and included a favorable currency impact of $168,000, when translating foreign expenses to U.S. dollars for financial reporting purposes.

Hurco recorded an income tax benefit of $937,000 and $2,299,000 for the third quarter and nine months of fiscal 2020, compared to income tax expense of $1,155,000 and $6,089,000, respectively, for the corresponding periods in fiscal 2019.  During the third quarter of fiscal 2020, Hurco assessed and recorded the estimated year-to-date impact of recent changes in income tax laws to address the unfavorable impact of the COVID-19 pandemic. In response to the COVID-19 pandemic, the Coronavirus Aid Relief, and Economic Security Act (the “CARES Act”) was signed into law in the U.S. on March 27, 2020.  The CARES Act included economic relief and modifications, most notably the net operating loss carryback provisions for the U.S. In addition, the year-over-year changes in income tax benefits and expenses reflect the shift in geographic mix of income and loss among international tax jurisdictions which result in changes in foreign tax credits, deductions for foreign derived intangible income; and provision for global intangible low taxed income.

Cash and cash equivalents totaled $47,089,000 at July 31, 2020, compared to $56,943,000 at October 31, 2019. Working capital was $198,667,000 at July 31, 2020 compared to $207,229,000 at October 31, 2019. The decrease in working capital was primarily driven by decreases in cash and accounts receivable and increases in operating lease liabilities, partially offset by increases in inventories and prepaid expenses and decrease in accrued payroll and employee benefits.  Pursuant to the adoption of Accounting Standards Update No. 2016-02, “Leases” (Topic 842) on November 1, 2019, right-of-use assets were all recorded as noncurrent, but the lease liabilities were allocated between current and noncurrent.  This created a current liability for operating leases, which resulted in a reduction to our working capital of $4,157,000 for the nine months ended July 31, 2020.

Hurco Companies, Inc. is an international, industrial technology company that sells its three brands of computer numeric control (“CNC”) machine tools to the worldwide metal cutting and metal forming industry. Two of the Company’s brands of machine tools, Hurco and Milltronics, are equipped with interactive controls that include software that is proprietary to each respective brand. The Company designs these controls and develops the software. The third brand of CNC machine tools, Takumi, is equipped with industrial controls that are produced by third parties, which allows the customer to decide the type of control added to the Takumi CNC machine tool. The Company also produces high-value machine tool components and accessories and provides automation solutions that can be integrated with any machine tool. The end markets for the Company's products are independent job shops, short-run manufacturing operations within large corporations, and manufacturers with production-oriented operations. The Company’s customers manufacture precision parts, tools, dies, and/or molds for industries such as aerospace, defense, medical equipment, energy, transportation, and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, the U.S., and China, and sells its products through direct and indirect sales forces throughout the Americas, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, England, France, Germany, India, Italy, the Netherlands, Poland, Singapore, the U.S., and Taiwan. Web Site: www.hurco.com

Certain statements in this news release are forward-looking statements that involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry, changes in general economic and business conditions that affect demand for our products, the risks of our international operations, changes in manufacturing markets, fluctuations in foreign currency exchange rates, innovations by competitors, increases in prices of raw materials, the ability to protect our intellectual property, governmental actions and initiatives, including import and export restrictions and tariffs, breaches of our network and system security measures, the impact of the COVID-19 pandemic and other public health epidemics on the global economy, our business and operations, our employees, and the business, operations and economies of our customers and vendors, quality and delivery performance by our vendors, our ability to effectively integrate acquisitions, negative or unforeseen tax consequences, loss of key personnel, failure to comply with data privacy and security regulations, and other risks and uncertainties discussed more fully under the caption “Risk Factors” in our filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Sonja K. McClelland
Executive Vice President, Secretary, Treasurer, & Chief Financial Officer
317-293-5309

Hurco Companies, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2020	2019	2020	2019
	(unaudited)		(unaudited)
Sales and service fees	$45,382	$58,501	$126,168	$203,388
Cost of sales and service	34,313	41,312	99,231	142,420

Gross profit	11,069	17,189	26,937	60,968
Selling, general and administrative expenses	9,627	12,592	31,072	40,617

Operating income (loss)	1,442	4,597	(4,135)	20,351

Interest expense	19	18	69	44
Interest income	14	169	104	350
Investment income (loss)	11	(25)	76	346
Other income (expense), net	(223)	(77)	(933)	483
Income (loss) before taxes	1,225	4,646	(4,957)	21,486
Provision (benefit) for income taxes	(937)	1,155	(2,299)	6,089
Net income (loss)	$2,162	$3,491	$(2,658)	$15,397
Income (loss) per common share
Basic	$0.32	$0.51	$(0.39)	$2.26
Diluted	$0.32	$0.51	$(0.39)	$2.24
Weighted average common shares outstanding
Basic	6,595	6,767	6,705	6,756
Diluted	6,604	6,813	6,705	6,815

Dividends per share	$0.13	$0.12	$0.38	$0.35

OTHER CONSOLIDATED FINANCIAL DATA	Three Months Ended July 31,		Nine Months Ended July 31,
Operating Data:	2020	2019	2020	2019
	(unaudited)		(unaudited)
Gross margin	24%	29%	21%	30%
SG&A expense as a percentage of sales	21%	22%	25%	20%
Operating income (loss) as a percentage of sales	3%	8%	-3%	10%
Pre-tax income (loss) as a percentage of sales	3%	8%	-4%	11%
Effective tax rate	-76%	25%	46%	28%
Depreciation and amortization	$1,246	$916	$3,418	$2,761
Capital expenditures	$325	$1,783	$1,170	$4,033

Balance Sheet Data:	7/31/2020	10/31/2019
Working capital	$198,667	$207,229
Days sales outstanding (unaudited)	50	49
Inventory turns (unaudited)	1.0	1.3
Capitalization
Total debt	--	--
Shareholders' equity	234,046	240,245
Total	$234,046	$240,245

Hurco Companies, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	July 31,	October 31,
	2020	2019
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$47,089	$56,943
Accounts receivable, net	32,050	43,279
Inventories, net	154,823	148,851
Derivative assets	367	1,391
Prepaid expenses	14,563	9,414
Other	334	1,983
Total current assets	249,226	261,861

Property and equipment:
Land	868	868
Building	7,352	7,352
Machinery and equipment	29,414	28,846
Leasehold improvements	4,651	4,902
	42,285	41,968
Less accumulated depreciation and amortization	(29,888)	(28,055)
Total property and equipment	12,397	13,913

Non-current assets:
Software development costs, less accumulated amortization	7,916	8,318
Goodwill	4,921	5,847
Intangible assets, net	1,767	1,096
Operating lease - right of use assets, net	12,431	-
Deferred income taxes	1,961	1,846
Investments and other assets, net	8,695	8,184
Total non-current assets	37,691	25,291
Total assets	$299,314	$301,065

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$31,831	$33,969
Derivative liabilities	1,825	388
Operating lease liabilities	4,157	-
Accrued payroll and employee benefits	6,731	11,564
Accrued income taxes	-	1,936
Accrued expenses	4,744	5,015
Accrued warranty	1,271	1,760
Total current liabilities	50,559	54,632
Non-current liabilities:
Deferred income taxes	166	160
Accrued tax liability	1,908	2,036
Operating lease liabilities	8,647	-
Deferred credits and other obligations	3,988	3,992
Total non-current liabilities	14,709	6,188

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares authorized; no shares issued	-	-
Common stock: no par value; $.10 stated value per share; 12,500,000 shares authorized;
6,636,906 and 6,824,451 shares issued and 6,565,163 and 6,767,237 shares outstanding,
as of July 31, 2020 and October 31, 2019, respectively	657	677
Additional paid-in capital	60,358	66,350
Retained earnings	176,925	182,151
Accumulated other comprehensive loss	(3,894)	(8,933)
Total shareholders' equity	234,046	240,245
Total liabilities and shareholders' equity	$299,314	$301,065